EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and among

American Medical Technologies, Inc.,
a Delaware corporation,

BioLase Technology, Inc.,
a Delaware corporation,

and

BL Acquisition Corp.,
a Delaware corporation,

Dated as of May 12, 2003

TABLE OF CONTENTS

1.	Certain Definitions

2.	Sale of Specified Assets; Related Transactions
	2.1	Sale of Specified Assets
	2.2	Consideration
	2.3	No Assumed Liabilities
	2.4	Taxes
	2.5	Allocation
	2.6	Closing
	2.7	Further Action

3.	Representations and Warranties of the Seller
	3.1	Subsidiaries; Due Organization; Etc.
	3.2	Certificate of Incorporation and Bylaws; Records
	3.3	SEC Filings; Financial Statements
	3.4	Absence of Changes
	3.5	Title to Specified Assets
	3.6	Receivables
	3.7	Inventory
	3.8	Equipment, Etc.
	3.9	Proprietary Assets
	3.10	Contracts
	3.11	Liabilities
	3.12	Compliance With Legal Requirements
	3.13	Governmental Authorizations
	3.14	Tax Matters
	3.15	Sale of Products
	3.16	Performance of Services
	3.17	Insurance
	3.18	Proceedings; Orders
	3.19	Authority; Binding Nature of Agreements
	3.20	Non-Contravention; Consents
	3.21	No Discussions
	3.22	Accredited Investor
	3.23	Restricted Securities
	3.24	Legends
	3.25	Brokers
	3.26	Full Disclosure

4.	Representations and Warranties of Parent and the Purchaser
	4.1	Due Organization; Etc.
	4.2	Authority; Binding Nature of Agreements
	4.3	Non-Contravention; Consents

i

	4.4	Valid Issuance
	4.5	Brokers
	4.6	Form S-3 Eligibility
	4.7	Confidentiality

5.	Pre-Closing Covenants of the Seller
	5.1	Access and Investigation
	5.2	Operation of Business
	5.3	Calculation of Royalties
	5.4	Filings and Consents
	5.5	FDA Compliance
	5.6	Notification; Updates to Disclosure Schedule
	5.7	No Solicitation
	5.8	Confidentiality
	5.9	Bulk Sales Laws

6.	Additional Covenants of the Parties
	6.1	Registration Requirements
	6.2	Regulatory Approvals
	6.3	Additional Agreements

7.	Conditions Precedent to the Purchaser’s Obligation to Close
	7.1	Accuracy of Representations
	7.2	Performance of Obligations
	7.3	Consents
	7.4	No Material Adverse Change
	7.5	Additional Documents
	7.6	Cooperation of the Seller in the Diodem Lawsuit
	7.7	No Prohibition
	7.8	Governmental Litigation
	7.9	Release of Liens
	7.10	Bulk Transfer Compliance
	7.11	Bank Release

8.	Conditions Precedent to the Seller’s Obligation to Close
	8.1	Accuracy of Representations
	8.2	Purchaser’s Performance
	8.3	Stipulation and Proposed Order to Dismiss
	8.4	Purchaser Closing Certificate
	8.5	Governmental Litigation
	8.6	Secretary Certificate
	8.7	Delivery of Cash and Stock Consideration
	8.8	Approval by the Seller’s Board of Directors

9.	Termination
	9.1	Termination Events
	9.2	Termination Procedures

	9.3	Effect of Termination
	9.4	Termination Fees
	9.5	Non-exclusivity of Termination Rights

10.	Indemnification, Etc.
	10.1	Survival of Representations and Covenants
	10.2	Indemnification by the Seller
	10.3	Indemnification by Parent
	10.4	Non-exclusivity of Indemnification Remedies
	10.5	Defense of Third Party Claims
	10.6	Exercise of Remedies by Indemnitees Other Than Parent or the Purchaser
	10.7	Limitations on Indemnification
	10.8	Termination

11.	Certain Post-Closing Covenants
	11.1	Further Actions
	11.2	Publicity
	11.3	Covenant of Parent
	11.4	Parent covenants that it will not use the name American Dental Technologies after the Closing Date.

12.	Non-Competition and No Interference with Business; Non-Solicitation
	12.1	Non-Competition
	12.2	Further Assurances of the Seller
	12.3	No Interference with the Business; Non-Solicitation
	12.4	Remedies

13.	Assignment and Assumption Agreement.

14.	Miscellaneous Provisions
	14.1	Further Assurances
	14.2	Fees and Expenses
	14.3	Attorneys’ Fees
	14.4	Notices
	14.5	Time of the Essence
	14.6	Effect of Investigation
	14.7	Headings
	14.8	Counterparts
	14.9	Governing Law; Venue
	14.10	Successors and Assigns; Parties in Interest
	14.11	Remedies Cumulative; Specific Performance
	14.12	Waiver
	14.13	Amendments
	14.14	Severability
	14.15	Facsimile Signatures
	14.16	Entire Agreement
	14.17	Knowledge

14.18	Construction

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of May 12, 2003, by and among American Medical Technologies, Inc., a Delaware corporation (the “Seller”), BioLase Technology, Inc., a Delaware corporation (“Parent”), and BL Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the “Purchaser”).

RECITALS

A.            Parent, the Purchaser and the Seller wish to provide for the sale by the Seller to the Purchaser of the Specified Assets (as defined in Section 2.0 hereof), the stay and ultimate settlement of certain patent infringement litigation between Parent and the Seller, and certain other related transactions among the parties, all on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants and agreements herein contained, the parties agree as follows:

1.             Certain Definitions.

“Acquisition” shall mean (a) the sale of the Specified Assets by the Seller to the Purchaser in accordance with the Agreement; (b) the assumption of the Designated Contractual Obligations by the Purchaser, consisting of the patent licenses related to the Assumed Contracts; and (c) the performance by the Seller and the Purchaser of their respective obligations under the Agreement, and the exercise by the Seller and the Purchaser of their respective rights under the Agreement, with respect to the Specified Assets.

“Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent or the Purchaser) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction involving the Specified Assets and/or the Laser Business, including:  (a) the sale or other disposition of all or a material portion of the Laser Business or Specified Assets of the Seller or any direct or indirect subsidiary or division of the Seller; or (b) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Specified Assets and/or the Laser Business.

“Agreement” shall mean this Asset Purchase Agreement (including the Disclosure Schedule), as it may be amended from time to time.

“Assumed Contracts” shall mean the Contracts (if any) identified during the Pre-Closing Period by the Purchaser, in its sole discretion, and which the Purchaser agrees in writing to assume at the Closing.

“Bank Lien” shall mean the first priority security interest on the Specified Assets in favor of Bank One; provided, however, that the Purchaser shall have received a release agreement from Bank One agreeing that the Bank Lien will automatically be released and terminated without the need for further action on the Closing Date.

“Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

“Closing Date” shall mean the time and date as of which the Closing actually takes place.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Comparable Entities” shall mean Entities (other than the Seller) that are engaged in businesses similar to the Laser Business of the Seller.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

“Damages” shall include any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

“Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent and the Purchaser on behalf of the Seller, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) other than the Assumed Contracts.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean generally accepted accounting principles.

“Governmental Authorization” shall mean any:  (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any:  (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Indemnitees” shall mean the following Persons:  (a) Parent; (b) the Purchaser; (c) Parent’s and the Purchaser’s current and future affiliates; (d) the Seller; (e) the Seller’s current and future affiliates; (f) the respective Representatives of the Persons referred to in clauses (a), (b), (c), (d) and (e) above; and (g) the respective successors and assigns of the Persons referred to in clauses (a), (b), (c), (d), (e) and (f) above.

“Laser Business” shall mean the resources, including, without limitation, all licenses and permits, processes, outcomes and products involved in the design, development, manufacture and marketing of products and services which incorporate the use of laser technology, and all associated names and trademarks relating to the marketing of such products and services.

“Legal Proceeding” shall mean any legal, administrative, arbitration or other proceedings or governmental investigations pending or threatened.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” or “Liabilities” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Loss(es)” means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses (including lost profits or diminution in value) and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (a) the investigation or defense of any Third Party Claims or (b) asserting or disputing any rights under this Agreement against any party hereto or otherwise), net of any insurance proceeds actually received (without any adverse effect on the premiums paid for such insurance) or proceeds received by virtue of third party indemnification.

“Order” shall mean any (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

“Ordinary Course of Business” shall mean any action taken on or behalf of the Seller which is:

(a)           recurring in nature, is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller;

(b)           taken in accordance with sound and prudent business practices;

(c)           not required to be authorized by the stockholders of the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller and does not require any other separate or special authorization of any nature; and

(d)           similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Comparable Entities.

“Parent Pending Litigation” shall mean Parent’s existing patent infringement lawsuit against the Seller in Case No. SACV 02-1010 pending in the United States District Court for the Central District of California, Southern Division.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall mean the period from the date of the Agreement through the Closing Date.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

“Proprietary Asset” shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

“Related Party”:  (a) each individual who is, or who since the Closing Date, has been, an officer of any of the Seller Corporations; (b) each member of the family of each of the individuals referred to in clause ”(a)” above; and (c) any Entity (other than the Seller Corporations) in which any one of the individuals referred to in clauses ”(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Corporations” shall mean Seller and its subsidiaries.

“Seller Proprietary Asset” shall mean any Proprietary Asset owned by or licensed to the Seller or otherwise used by the Seller Corporations.

“Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding shares of common stock of the Seller or substantially all of the assets of the Seller on terms that the board of directors of the Seller determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of recognized reputation, to be more favorable to the Seller’s shareholders than the terms of the Transactions; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such third party.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

“Transactional Agreements” shall mean:  (a) the Agreement; (b) the bills of sales; (c) patent assignments executed by the Seller; (d) the Stipulation and Proposed Order to Dismiss with Prejudice in substantially the form of Exhibit A; and (e) any other documents as may be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Specified Assets free of any Encumbrances, other than the Assumed Contracts, including and without limitation, any filings made pursuant to the Uniform Commercial Code or attachments by trade creditors or others.

“Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including:  (i) the sale of the Specified Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Designated Contractual Obligations by the Purchaser; and (iii) the performance by the Seller, Parent and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller, Parent and the Purchaser of their respective rights under the Transactional Agreements.

“Triggering Event” shall be deemed to have occurred if:  (i) the board of directors of the Seller shall have failed to approve the Acquisition, (ii) the board of directors of the Seller shall have approved, endorsed or recommended any Acquisition Proposal; (iii) the Seller shall have entered into any letter of intent or similar document or any Contract providing for or otherwise contemplating an Acquisition Transaction; or (iv) a tender or exchange offer relating to securities of the Seller shall have been commenced and the Seller shall not have sent to its stockholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Seller recommends rejection of such tender or exchange offer.

“Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Seller included in the Unaudited Interim Financial Statements.

“Unaudited Interim Financial Statements” shall mean the unaudited consolidated balance sheet of the Seller as of March 31, 2003, and the related unaudited consolidated income statement of the Seller for the three-month period ended March 31, 2003, together with the notes (if any) thereto, attached as Exhibit B.

2.             Sale of Specified Assets; Related Transactions.

2.1           Sale of Specified Assets.  The Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing (as defined in Section 0 hereof), good and valid title to the Specified Assets (as hereinafter defined), free and clear of any Encumbrances, other than the Assumed Contracts, including and without limitation, any filings made pursuant to the Uniform Commercial Code or attachments by trade creditors or others, on the terms and subject to the conditions set forth in this Agreement.  For purposes of this Agreement, the term “Specified Assets” shall mean and include all of the properties, rights and interests listed on Schedule 0 attached hereto, including all Seller Proprietary Assets relating thereto.  The Specified Assets shall include, without limitation:

(a)           all resources, tangible and intangible, controlled by the Seller to design, develop, manufacture and market lasers of any kind including, without limitation: (1) raw materials, work in process and finished goods of Laser Business products as well as equipment related to the production of the Laser Business products; (2) all information and rights necessary to manufacture all of the Seller’s laser products related to the Laser Business, including, without limitation, technical drawings, blueprints, assembly drawings, trade secrets, know how and software related to all laser products of the Seller (design master records, device history files and records, verifications and validations, complaint files, service history files, MDR’s, corrective and preventive actions, management review minutes, internal audit reports and other documentation consistent with CE mark requirements and ISO certification requirements); (3)  all information related to the Seller’s Laser Business as of the Closing Date and which would not be in violation of Section 12 hereof, including, but not limited to, all documents sent to or received from the Food and Drug Administration (“FDA”) and any foreign counterpart on any laser-related product (510K submissions and amendments, clearances received, acknowledgement letters regarding corrective actions, FDA audits and warning letters, file submissions to other countries, files submissions to MHLW and similar documentation), all existing laser-related FDA clearances that have been issued, pending, currently contemplated or formulated as of the Closing Date and all existing laser-related studies and publications completed, in process or being formulated as of the Closing Date, except it shall not include 980 nanometer laser for applications that do not include dentistry, veterinary or biostimulation (as defined in Section 12 hereof) and this is the only laser-related asset which the Seller currently has that is being excepted from this Agreement;

(b)           all Proprietary Assets related to the Laser Business and Specified Assets including without limitation: (1) all patented and non-patented inventions and discoveries of every kind whatsoever conceived, made or reduced to practice by the Seller; (2) all applications, amendments, office actions, interview summaries and other written communications with the U.S. Patent Office and any foreign counterpart with respect to all laser-related patents or laser products of the Seller; (3) all research documents related to the Laser Business, including, without limitation, any prior art relative to products marketed by competitors; (4) all license agreements related to the Specified Assets and the Laser Business, including without limitation, past and current licenses and licenses relating to all Laser Business products, whether equipment, peripherals or consumables;

(c)           the trade and brand names “American Dental,” including, without limitation, “American Dental Laser,” “ADL” and “American Dental Technologies” and any and all associated names and trademarks and variations thereof including related names used in the Laser Business sales and marketing literature and campaigns, excluding the Nasdaq symbol “ADLI”;

(d)           all customer lists for all of the Seller’s products (including the Cavilase products), which shall include names, contact information, products sold and the date of sale related to the Laser Business; and

(e)           all sales channel agreements including sponsorship agreements with teaching institutes.

2.2           Consideration.  As consideration for the sale of the Specified Assets by the Seller, the Purchaser has agreed (a) to deliver to the Seller (i) $1,825,000 in cash and (ii) three hundred seven thousand five hundred (307,500) shares of the common stock, par value $.001 per share (“Parent Common Stock”), of Parent (the “Stock Consideration”), and (b) to assume at the Closing the Designated Contractual Obligations (as defined in Section 0 hereof) of the Seller.

2.3           No Assumed Liabilities.

(a)           Neither Parent nor the Purchaser shall assume any Liabilities of the Seller whatsoever, whether relating to the Specified Assets, the Laser Business or otherwise.

(b)           Notwithstanding Section 0 hereof, at and following the Closing, the Purchaser will become obligated to perform the obligations of the Seller under any Assumed Contracts, consisting of the patent licenses related to the Assumed Contracts, but only to the extent such obligations:  (i) arise after the Closing Date; (ii) do not arise from or relate to any Breach by the Seller of any provision of any of the Assumed Contracts; (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of the Assumed Contracts; and (iv) are ascertainable (in nature and amount) solely by reference to the express terms of the Assumed Contracts (the “Designated Contractual Obligations”); provided, however, that notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the “Designated Contractual Obligations” shall not include, and neither Parent nor the Purchaser shall be required to assume or to perform or discharge:

(1)           any Liability of any Person under the Assumed Contracts other than the Seller Corporations;

(2)           any Liability of the Seller Corporations arising from or relating to any action taken by the Seller Corporations, or any failure on the part of the Seller Corporations to take any action, at any time prior to the Closing Date;

(3)           any Liability of the Seller Corporations for the payment of any sales tax or Tax that arises prior to the Closing Date;

(4)           any Liability of the Seller Corporations to any employee or former employee of the Seller Corporations;

(5)           any Liability of the Seller Corporations to any Related Party;

(6)           any Liability under any Assumed Contract, if the Seller shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchaser of any rights or obligations under such Assumed Contract;

(7)           any Liability that is inconsistent with or constitutes an inaccuracy in, or that arises or exists by virtue of any Breach of, (x) any representation or warranty made by the Seller in any of the Transactional Agreements, or (y) any covenant or obligation of the Seller contained in any of the Transactional Agreements;

(8)           any promises, whether written or oral, made by the Seller to any of the Seller’s customers or consumers;

(9)           any liability related to any warranty obligations of the Seller;

(10)         any liability or obligation of the Seller connected with the purchase agreement entered into March 15, 1993, between the Seller, and Daniel S. Goldsmith and Walter J. Goldsmith (the “Goldsmiths”), including the first supplement dated January 1,1996 and any other supplement or amendment thereto;

(11)         any Liability arising directly or indirectly from any services performed by the Seller Corporations in connection with the Specified Assets or the Laser Business; or

(12)         or any other Liability of the Seller Corporations not expressly assumed by the Purchaser pursuant to the provisions of any of the Transactional Agreements.

2.4           Taxes.  The Seller shall bear and pay, and shall reimburse the Purchaser and the Purchaser’s affiliates to extent they become obligated to pay for, any sales taxes, use taxes, transfer taxes, income taxes, documentary charges, filing fees, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Specified Assets to the Purchaser or in connection with any of the other Transactions.  The Seller shall cooperate with the Purchaser to file all requests for certifications of sales and use tax due.

2.5           Allocation.  At or prior to the Closing, the Purchaser shall deliver to the Seller a statement setting forth the Purchaser’s good faith determination of the manner in which the consideration referred to in Section 0 hereof is to be allocated among the Specified Assets.  The allocation prescribed by such statement shall be conclusive and binding upon the Seller for all purposes.  The Seller and the Purchaser acknowledge that the Transactions do not constitute a reorganization described in Section 368 of the Code.  The Seller shall not file any tax return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation or that is inconsistent with the Transactions not constituting a reorganization.

2.6           Closing.

(a)           The closing of the sale of the Specified Assets and the other Transactions to be consummated contemporaneously therewith to the Purchaser (the “Closing”) shall take place at the offices of BioLase Technology, Inc. in San Clemente, California, at 10:00 a.m. on May 21, 2003, but in no event later than three (3) business days after satisfaction or waiver of the conditions to the Closing set forth herein; provided, however, that (i) if any condition set forth in Section 0 hereof has not been satisfied as of May 21, 2003, then the Purchaser may, at its election, unilaterally postpone the Closing to such other date prior to the Termination Date as it reasonably deems appropriate, and (ii) if any condition set forth in Section 8 hereof has not been satisfied as of May 21, 2003, then the Seller may, at its election, unilaterally postpone the Closing to such other date prior to the Termination Date as it reasonably deems appropriate.

(b)           At the Closing, without limiting any of the conditions to the Closing set forth in Section 0 hereof or Section 0 hereof:

(i)            the Seller shall execute and deliver, or shall cause to be executed and delivered, to the Purchaser such bills of sale, endorsements, assignments (including patent assignments) and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Specified Assets free of any Encumbrances, other than the Assumed Contracts, including and without limitation, any filings made pursuant to the Uniform Commercial Code or attachments by trade creditors or others;

(ii)           the Seller shall execute and deliver to Parent and the Purchaser a certificate (the “Seller Closing Certificate”), executed by the Chief Executive Officer and the principal accounting officer of the Seller, certifying that (A) each of the representations and warranties made by the Seller in this Agreement was accurate in all material respects as of the date of this Agreement, (B) each of the representations and warranties made by the Seller in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date, (C) each of the covenants and obligations that the Seller is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects, and (D) each of the conditions set forth in Section 0 hereof has been satisfied;

(iii)          the Purchaser and Parent shall execute and deliver to the Seller a certificate (the “Purchaser Closing Certificate”), executed by the Chief Executive Officer of the Purchaser and Parent, certifying that (A) each of the representations and warranties made by the Purchaser and Parent in this Agreement was accurate in all material respects as of the date of this Agreement, (B) except as expressly set forth in the Purchaser Closing Certificate, each of the representations and warranties made by the Purchaser and Parent in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date, and (C) each of the covenants and obligations that the Purchaser and Parent are required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects; and

(iv)          Parent shall dismiss with prejudice the Parent Pending Litigation by executing and filing with the court the Stipulation and Proposed Order to Dismiss with Prejudice in substantially the form of Exhibit A attached hereto.

2.7           Further Action.  If, at any time after the Closing Date, any further action is determined by Parent or the Purchaser to be necessary or desirable to carry out the purposes of this Agreement or to vest the Purchaser with full right, title and possession of and to all of the

Specified Assets and the Assumed Contracts, the officers and directors of Parent and the Purchaser shall be fully authorized (in the name of the Seller and otherwise) to take such action.

3.             Representations and Warranties of the Seller.

The Seller represents and warrants, to and for the benefit of Parent and the Purchaser, as follows:

3.1           Subsidiaries; Due Organization; Etc.

(a)           The Seller has no subsidiaries, except for the Entities identified in Part 0 of the Disclosure Schedule; and neither the Seller nor the other Entity identified in Part 0 of the Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 0 of the Disclosure Schedule.

(b)           The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  The Seller is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions listed in Part 0 of the Disclosure Schedule, and is in good standing as a foreign corporation in each of the jurisdictions listed in Part 0 of the Disclosure Schedule.  The Seller Corporations have never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

3.2           Certificate of Incorporation and Bylaws; Records.  The Seller has delivered to Parent accurate and complete copies of the certificate of incorporation and bylaws of the Seller Corporations, including all amendments thereto.  Except as set forth in Part 3.2 of the Disclosure Schedule, the books of account, stock records, minute books and other records of the Seller Corporations are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices.  All of the records of the Seller Corporations are in the actual possession and direct control of the Seller.

3.3           SEC Filings; Financial Statements.

(a)           The Seller has made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Seller with the SEC since January 1, 2002, and all amendments thereto (the “Seller SEC Documents”), as well as the Unaudited Interim Financial Statements.  Except as set forth in Part 3.3 of the Disclosure Schedule, the Seller SEC Documents have been filed by the Seller with the SEC on a timely basis.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Seller SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The financial statements (including any related notes) contained in the Seller SEC Documents (at the time they were filed with the SEC or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and the Unaudited Interim Financial Statements (as of the date of this Agreement):  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto (other than the Unaudited Interim Financial Statements); (ii) were prepared in accordance with GAAP on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10—Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of the Seller and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Seller and its consolidated subsidiaries for the periods covered thereby.

3.4           Absence of Changes.  Except as set forth in Part 0 of the Disclosure Schedule, or as indicated in filings with the SEC, and except as expressly contemplated by this Agreement, since January 1, 2003:

(a)           there has not been any adverse change in, and no event has occurred that could reasonably be expected to have an adverse effect on, the Specified Assets;

(b)           there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Specified Assets (whether or not covered by insurance);

(c)           the Seller Corporations have not leased or licensed any Specified Asset or any asset related to the Laser Business from any other Person;

(d)           the Seller Corporations have not sold or otherwise transferred, or leased or licensed, any Specified Asset or any asset related to the Laser Business to any other Person;

(e)           no Contract related to the Laser Business or any Specified Assets has been invalidated, amended or terminated;

(f)            the Specified Assets or the Laser Business is not subject to any Encumbrances, other than the Assumed Contracts, including and without limitation, anyfilings made pursuant to the Uniform Commercial Code or attachments by trade creditors or others; and

(g)           the Seller Corporations have not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses ”(c)” through “(f)” above.

3.5           Title to Specified Assets.  The Seller owns (and will own as of the Closing Date), and has (and will have as of the Closing Date) good and valid title to, all of the Specified Assets.  Except as set forth on Part 0 of the Disclosure Schedule, all of the Specified Assets are owned (and will be owned as of the Closing Date) by the Seller free and clear of any Encumbrances, other than the Assumed Contracts, including and without limitation, any filings made pursuant to the Uniform Commercial Code or attachments by trade creditors or others.  The Specified Assets collectively constitute, as of the date hereof, and will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets which the Seller has employed in conducting the Laser Business in the manner in which the Laser Business is currently being conducted.

3.6           Receivables.  Part 0 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivables related to all royalty payments under the Assumed Contracts as of March 31, 2003.

3.7           Inventory.  All of the Seller’s existing inventory included within the Specified Assets and the Laser Business (including all such inventory that is reflected on the Unaudited Interim Balance Sheet and that has not been disposed of by the Seller since March 31, 2003):  (a) is of such quality and quantity as to be usable and saleable by the Seller in the Ordinary Course of Business; (b) is free of any defect or deficiency that would impair its intended use in any material respect; and (c) is not subject to any Encumbrances, other than the Assumed Contracts, including, without limitation, any filings made pursuant to the Uniform Commercial Code or attachments by trade creditors or others, except as set forth on Part 3.7 of the Disclosure Schedule.

3.8           Equipment, Etc.  Part 0 of the Disclosure Schedule accurately identifies all equipment, materials, prototypes, tools, supplies, fixtures, improvements and other tangible assets owned by the Seller and included within the Specified Assets and the Laser Business, and accurately sets forth the date of acquisition, original cost and book value of each of said assets.  Part 0 of the Disclosure Schedule also accurately identifies all tangible assets leased to the Seller and included within the Specified Assets and the Laser Business.  Each asset identified or required to be identified in Part 0 of the Disclosure Schedule:  (i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); (ii) complies in all material respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and (iii) is adequate and appropriate for the uses to which it is being put.  The assets identified in Part 0 of the Disclosure Schedule and included within the Specified Assets and the Laser Business are adequate for the conduct of the Laser Business of the Seller in the manner in which the Laser Business is currently being conducted.

3.9           Proprietary Assets.

(a)           Part 0 of the Disclosure Schedule lists all Seller Proprietary Assets included within the Specified Assets.

(b)           Part 0 of the Disclosure Schedule (i) lists each Seller Proprietary Asset that (A) is owned by any other Person, (B) is licensed to or used by the Seller as of the date of this Agreement and (C) is or was used in or material to (or that relates to) the Laser Business (except for any Seller Proprietary Asset that is licensed to the Seller under any third party software license) that (1) is generally available to the public, and (2) imposes no future monetary obligation on the Seller) and (ii) identifies the license agreement or other agreement under which such Seller Proprietary Asset is being licensed to or used by the Seller.

(c)           The Seller has good and valid title to all of the Seller Proprietary Assets identified in Part 0 of the Disclosure Schedule, free and clear of any Encumbrances, other than the Assumed Contracts, including and without limitation, any filings made pursuant to the Uniform Commercial Code or attachments by trade creditors or others, and has a valid right to prevent others from using and otherwise exploiting, and to license others all Seller Proprietary Assets identified in Part 0 of the Disclosure Schedule except as set forth in Part 0 of the Disclosure Schedule.  Except as set forth in Part 0 of the Disclosure Schedule, the Seller is not obligated to make any payment to any Person for the use or other exploitation of any Seller Proprietary Asset included within the Specified Assets.  Except as set forth in Part 0 of the Disclosure Schedule, the Seller is free to use, copy, distribute, sell, license or otherwise exploit each of the Seller Proprietary Assets included within the Specified Assets on an exclusive basis (other than Seller Proprietary Assets consisting of software licensed to the Seller under third party licenses generally available to the public, with respect to which the Seller’s rights are not exclusive).  No current or former employee, officer, director, stockholder, consultant or independent contractor has any valid right, claim or interest in or with respect to any Seller Proprietary Asset included within the Specified Assets or assets acquired in connection with the Laser Business.

(d)           The Seller has taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Seller Proprietary Assets included within the Specified Assets and otherwise to maintain and protect the value of all Seller Proprietary Assets included within the Specified Assets.  Except as set forth in Part 0 of the Disclosure Schedule, the Seller has not disclosed or delivered or permitted to be disclosed or delivered to any Person, and no Person (other than the Seller) has access to or has any rights with respect to, the source code, or any portion or aspect of the source code, of any such Seller Proprietary Asset.

(e)           Except as set forth in Part 0 of the Disclosure Schedule, with respect to each patent, patent application and copyright held or purported to be held by the Seller:  (i) no Proceeding is pending or, to the best of the knowledge of the Seller, threatened, nor has any claim or demand been made, which challenges or challenged the legality, validity, enforceability or use by the Seller of such patent, patent application or copyright; and (ii) all maintenance, annuity and other fees have been fully paid and all filings have been properly made.

(f)            Except as set forth on Part 3.9(f) of the Disclosure Schedule, to the best knowledge of the Seller, all patents, trademarks, service marks and copyrights that are registered with any Governmental Body and held by the Seller Corporations are valid and subsisting.  To the best knowledge of the Seller, none of the Seller Proprietary Assets infringes, misappropriates, or conflicts with any Proprietary Asset owned or used by any other Person (without reference to the Parent Pending Litigation).  Except as set forth in Part 0 of the Disclosure Schedule, to the best of the knowledge of the Seller, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Seller Proprietary Asset (without reference to the Parent Pending Litigation).  The Seller has never misappropriated or, to the best of the knowledge of the Seller, made unlawful use of any Proprietary Asset.  The Seller has never received any notice or other communication that any of the Seller Proprietary Assets, or its use or ownership thereof, infringed upon, misappropriated or made unlawful use of, any Proprietary Asset owned or used by any other Person.

(g)           Except as set forth in Part 0 of the Disclosure Schedule, the Seller has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person, of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Seller Proprietary Asset.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Seller Proprietary Asset.

(h)           Except with respect to demonstration or trial copies, no product, system, program or software module that is or was used in or material to (or that relates to) the Laser Business contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

3.10         Contracts.

(a)           Part 0 of the Disclosure Schedule identifies each Assumed Contract.  The Seller has delivered to Parent accurate and complete copies of all Assumed Contracts, including all amendments thereto.  To the best knowledge of the Seller, each Assumed Contract is valid and in full force and effect and the Seller has not been informed, either verbally or in writing, that the Seller is in breach of any of the Assumed Contracts.

(b)           Except as set forth in Part 0 of the Disclosure Schedule:  (i) after investigation and to the best knowledge of the Seller, the Seller is not aware that any Person has violated or materially breached, or declared or committed any material default under, any Assumed Contract; (ii) the consummation of the transaction contemplated hereby shall not, and no event has occurred, and no circumstance or condition exists, that could reasonably be expected to (with or without notice or lapse of time) (A) result in a violation or breach in any material respect of any of the provisions of any Assumed Contract by the Seller, (B) give any Person the right to declare a default or exercise any remedy under any Assumed Contract, (C) give any Person the right to accelerate the maturity or performance of any Assumed Contract, or (D) give any Person the right to cancel, terminate or modify any Assumed Contract; (iii) the Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or material breach of, or default under, any Assumed Contract; and (iv) the Seller has not waived any right under any Assumed Contract.

(c)           No Person is renegotiating, or to the best knowledge of Seller, has the right to renegotiate, and no Person has contacted the Seller to renegotiate, any amount paid or payable to the Seller under any Assumed Contract or any other term or provision of any Assumed Contract.

(d)           The Seller has no knowledge of any basis upon which any party to any Assumed Contract may object to (i) the assignment to the Purchaser of any right under such Assumed Contract, or (ii) the delegation to or performance by the Purchaser of any obligation under such Assumed Contract.

3.11         Liabilities.

(a)           The Seller is not now insolvent, and will not be rendered insolvent by any of the Transactions.  As used in this section, “insolvent” means that the sum of the present fair saleable value of all of the Seller’s assets does not and will not exceed its debts and other probable Liabilities on the date hereof and after giving effect to the transaction contemplated hereby, the present fair saleable value of all of the Seller’s assets that are not being acquired pursuant to this Agreement does not and will not exceed its debts and other probable Liabilities.

(b)           Immediately after giving effect to the consummation of the Transactions and assuming the sale of the Stock Consideration based on the value of the Stock Consideration as of the Closing Date, (i) the Seller will be able to pay its Liabilities as they become due in the usual course of its business, (ii) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, which business shall not include the Laser Business, (iii) the Seller will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller.  The cash available to the Seller and assuming the sale of the Stock Consideration based on the value of the Stock Consideration as of the Closing Date, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

(c)           Except as set forth in Part 0 of the Disclosure Schedule, the Seller Corporations have no material Liabilities, except for liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet.

(d)           None of the Seller Corporations has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) been convicted of, or pleaded guilty or no contest to, any felony, or (v) taken or been the subject of any action that could reasonably be expected to have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

(e)           The Seller has no current intent to, within the next twelve (12) months, dissolve, liquidate or wind up the business and affairs of the Seller, and the transactions contemplated by the Transactions, this Agreement and the Transactional Agreements will not cause Seller to take any such actions.

3.12         Compliance With Legal Requirements.  Except as set forth in Part 0 of the Disclosure Schedule:  (a) the Seller Corporations are in compliance in all material respects with each Legal Requirement that is applicable to them or to the conduct of their Laser Business or the ownership or use of any of the Specified Assets; (b) the Seller Corporations have at all times been in compliance in all material respects with each Legal Requirement that is or was applicable to them or to the conduct of their Laser Business or the ownership or use of any of the Specified Assets; (c) no event has occurred, and, to the knowledge of the Seller, no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Seller Corporations of, or a failure on the part of the Seller Corporations to comply with, any material Legal Requirement applicable to them with respect to the Specified Assets or the Laser Business; and (d) the Seller Corporations have not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person with respect to the Specified Assets or the Laser Business regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Seller Corporations to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.  The Seller Corporations have delivered to Parent an accurate and complete copy of each report, study, survey or other document to which the Seller Corporations have access that addresses or otherwise relates to the compliance of the Seller Corporations with, or the applicability to the Seller Corporations of, any Legal Requirement with respect to the Specified Assets or the Laser Business.  To the best of the knowledge of the Seller, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) could reasonably be expected to have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of either of the Seller Corporations or on the ability of the Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

3.13         Governmental Authorizations.  Part 0 of the Disclosure Schedule identifies:  (a) each Governmental Authorization that is held by the Seller and that relates directly or indirectly to the Laser Business, including, without limitation, all clearances by the FDA; and (b) each other Governmental Authorization that, to the best of the knowledge of the Seller, is held by any employee of the Seller and relates to or is useful in connection with the Laser Business of the Seller.  The Seller has delivered to Parent accurate and complete copies of all of the Governmental Authorizations identified in Part 0 of the Disclosure Schedule, including all renewals thereof and all amendments thereto.  Each Governmental Authorization identified or required to be identified in Part 0 of the Disclosure Schedule is valid and in full force and effect.  Except as set forth in Part 3.13 of the Disclosure Schedule:  (i) the Seller is and has at all times been in full compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 0 of the Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that could reasonably be expected to, to the best knowledge of the Seller (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization in connection with the Laser Business, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization in connection with the Laser Business; (iii) the Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization in connection with the Laser Business, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization in connection with the Laser Business; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations in connection with the Laser Business have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.  The Governmental Authorizations identified in Part 0 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Seller to conduct the Laser Business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted, and (ii) to permit the Seller to own and use the Specified Assets in the manner in which they are currently owned and used.

3.14         Tax Matters.  Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Seller Corporations with respect to the Specified Assets has been duly paid in full on a timely basis.  With respect to the Specified Assets, there are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by or on behalf of the Seller Corporations.

3.15         Sale of Products.  Each product in connection with the Specified Assets that has been sold by the Seller Corporations to any Person:  (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any material design defects, construction defects or other defects or deficiencies at the time of sale.  Except as set forth in Part 0 of the Disclosure Schedule, no product manufactured or sold by the Seller Corporations has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

3.16         Performance of Services.  The Seller has delivered to Parent all product service records for all products under warranty related to the Laser Business as of the Closing Date.  All services that have been performed on behalf of the Seller Corporations in connection with the Specified Assets and the Laser Business were performed properly and in conformity in all material respects with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.  Except as set forth in Part 3.16 of the Disclosure Schedule, there is no claim pending or, to the knowledge of the Seller, threatened against the Seller Corporations relating to any services performed by the Seller Corporations in connection with the Specified Assets or the Laser Business, and, to the best of the knowledge of the Seller, there is no basis for the assertion of any such claim.

3.17         Insurance.

(a)           Part 0 of the Disclosure Schedule accurately sets forth, each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Seller Corporations, including all renewals in connection therewith, in connection with the Specified Assets.

(b)           The Seller Corporations have not received, with respect to the Specified Assets:  (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 0 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 0 of the Disclosure Schedule; or (iii) any indication that the issuer of any of the policies identified in Part 0 of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

3.18         Proceedings; Orders.  Except as set forth in Part 0 of the Disclosure Schedule, there is no pending Proceeding, and, to the knowledge of the Seller, no Person has threatened in writing to commence any Proceeding:  (i) that relates to or could reasonably be expected to affect the Specified Assets or the Laser Business (whether or not any Seller Corporation is named as a party thereto); or (ii) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.  Except as set forth in Part 0 of the Disclosure Schedule, to the best knowledge of the Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.  Except as set forth in Part 0 of the Disclosure Schedule, since March 31, 2003, no Proceeding has been commenced by or against the Seller Corporations with respect to the Specified Assets or the Laser Business.  The Seller has delivered to Parent accurate and complete copies of all pleadings, correspondence and other written materials (to which the Seller has access) that relate to the Proceedings identified in Part 0 of the Disclosure Schedule.  There is no Order to which the Seller Corporations, or any of the Specified Assets owned or used by the Seller Corporations, is subject, and no Related Party is subject to any Order that relates to the Laser Business or to any of the Specified Assets.  There is no proposed Order that, if issued or otherwise put into effect, (i) could reasonably be expected to have an adverse effect on the Specified Assets or the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Laser Business or on the ability of the Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

3.19         Authority; Binding Nature of Agreements.  The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by the Seller of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Seller and its board of directors and officers.  This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.20         Non-Contravention; Consents.  Neither the execution and delivery by the Seller of any of the Transactional Agreements, nor the consummation or performance by the Seller of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person reasonable grounds to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, any of the Specified Assets or the Laser Business, is subject;

(b)           cause the Purchaser or any affiliate of the Purchaser to become subject to, or to become liable for the payment of, any Tax;

(c)           cause any of the Specified Assets or the Laser Business to be reassessed or revalued by any taxing authority or other Governmental Body;

(d)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Specified Assets, the Laser Business, or is held by the Seller Corporations or any employee of the Seller Corporations;

(e)           except as set forth on Part 0 of the Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Assumed Contract;

(f)            except as set forth on Part 0 of the Disclosure Schedule, give any Person the right to (i) declare a default or exercise any remedy under any Assumed Contract, (ii) accelerate the maturity or performance of any Assumed Contract, or (iii) cancel, terminate or modify any Assumed Contract; or

(g)           result in the imposition or creation of any Encumbrance upon or with respect to any of the Specified Assets or the Laser Business.

The Seller neither was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

3.21         No Discussions.  Neither the Seller Corporations nor any Representative of the Seller Corporations is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.  The Seller Corporations have not waived, and will not waive, any rights under any confidentiality, “standstill”, non-solicitation or similar agreement with any third party to which any of the Seller Corporations is a party or under which the Seller Corporations have any rights.

3.22         Accredited Investor.  The Seller understands the definition of, and represents that the Seller is, an “accredited investor” as defined in Rule 501 of Regulation D, as presently in effect, promulgated under the Securities Act.

3.23         Restricted Securities.  The Seller understands that the Parent Common Stock that the Seller is receiving is characterized as “restricted securities” under the federal securities laws, inasmuch as they are being acquired from Parent in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  In this connection, the Seller is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  The Holder understands Rule 144 is not currently available for the sale of the Securities and may never be so available.  Without in any way limiting the representations set forth above, the Seller further agrees not to make any disposition of all or any portion of the Parent Common Stock unless and until there is then in effect a registration statement under the Securities Act covering such proposed disposition, and such disposition is made in accordance with such registration statement.

3.24         Legends.  It is understood that the certificates evidencing the Parent Common Stock may bear one or more of the following legends:

(a)           The following legend under the Securities Act:

“THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED, SOLD, PLEDGED OR HYPOTHECATED ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED OR IF THE COMPANY OTHERWISE SATISFIES ITSELF THAT REGISTRATION IS NOT REQUIRED.”

(b)           Any legend required by state securities laws.

Parent agrees to remove promptly, upon the request of the Seller the legend set forth above from the certificates for such Parent Common Stock upon Parent registering the Parent Common Stock with the SEC on a registration statement and the SEC declaring such registration statement effective.

3.25         Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of the Seller Corporations or any of their Representatives.

3.26         Full Disclosure.  None of the Transactional Agreements contains or will contain any untrue statement of material fact; and none of the Transactional Agreements omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.  All of the information set forth in the Disclosure Schedule, and all other information regarding the Seller Corporations and their respective businesses, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to Parent or any of Parent’s Representatives by or on behalf of the Seller or by any Representative of the Seller, is accurate and complete in all material respects.

4.             Representations and Warranties of Parent and the Purchaser.

Parent and the Purchaser represent and warrant, to and for the benefit of the Seller, as follows:

4.1           Due Organization; Etc.  Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2           Authority; Binding Nature of Agreements.  Each of Parent and the Purchaser has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by each of Parent and the Purchaser of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of Parent and the Purchaser and their respective boards of directors and officers.  This Agreement constitutes the legal, valid and binding obligation of each of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which each of Parent and the Purchaser is a party will constitute the legal, valid and binding obligation of Parent or the Purchaser (as the case may be) and will be enforceable against Parent or the Purchaser (as the case may be) in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3           Non-Contravention; Consents.  Neither the execution and delivery by Parent and the Purchaser of any of the Transactional Agreements, nor the consummation or performance by Parent and the Purchaser of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the Purchaser.  Except as may be required by the Exchange Act, neither Parent nor the Purchaser was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

4.4           Valid Issuance.  The Parent Common Stock to be issued in connection with the Transactions will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable.

4.5           Brokers.  Neither Parent nor the Purchaser has become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

4.6           Form S-3 Eligibility.  Parent is eligible to register the resale of Parent Common Stock in a registration statement on Form S–3 under the Securities Act.

4.7           Confidentiality.  Parent shall ensure that, except with respect to the press release announcing the execution of this Agreement, during the Pre-Closing Period:  (a) Parent will not issue or disseminate any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Seller Corporations or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that Parent is required by law to make any such disclosure; and (b) if Parent is required by law to make any such disclosure, Parent shall advise the Seller, at least two business days (or such shorter notice as necessary to comply with applicable law requiring such disclosure) before making such disclosure, of the nature and content of the intended disclosure.

5.             Pre-Closing Covenants of the Seller.

5.1           Access and Investigation.  The Seller shall ensure that, at all times during the Pre-Closing Period:  (a) the Seller and its Representatives provide Parent, the Purchaser and their Representatives with free and complete access to the Seller’s Representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to the Seller Corporations, the Laser Business, the Specified Assets and such other information as Parent or the Purchaser may reasonably request; (b) the Seller and its Representatives provide the Purchaser and its Representatives with such copies of existing books, records, tax returns, work papers and other documents and information relating to the Specified Assets and the Laser Business as Parent or the Purchaser may request in good faith; and (c) the Seller and its Representatives compile and provide the Purchaser and its Representatives with such additional financial, operating and other data and information relating to the Specified Assets and the Laser Business as Parent or the Purchaser may request in good faith.

5.2           Operation of Business.  The Seller shall ensure that, except as otherwise expressly contemplated by the Transactional Agreements, during the Pre-Closing Period:

(a)           the Seller Corporations conduct their respective businesses and operations in accordance with prudent practices and in compliance with all applicable Legal Requirements and the requirements of all Assumed Contracts, and except as expressly contemplated by this

Agreement, they (i) preserve intact the current business organization relating to the Specified Assets and the Laser Business, (ii) maintain good relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with them relating to the Specified Assets and the Laser Business, and (iii) promptly repair, restore or replace any Specified Assets and any assets related to the Laser Business that are destroyed or damaged;

(b)           the Seller keeps in full force all insurance policies identified in Part 0 of the Disclosure Schedule;

(c)           the officers of the Seller confer regularly with the Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of the Specified Assets and the business, condition, assets, liabilities, operations, financial performance and prospects of the Laser Business;

(d)           the Purchaser is notified within forty-eight (48) hours of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

(e)           the Seller Corporations do not effect or become a party to any Acquisition Transaction;

(f)            the Seller Corporations do not enter into or permit any of the Specified Assets or the Laser Business to become bound by any Contract other than in the Ordinary Course of Business;

(g)           the Seller Corporations do not enter into any transaction or take any other action of the type referred to in Section 0 hereof with respect to the Specified Assets or the Laser Business;

(h)           the Seller Corporations shall take no actions that will cause the Purchaser to acquire the Specified Assets and the Laser Business from an insolvent business, including, without limitation, any act that will cause the Specified Assets or the assets acquired in connection with the Laser Business to represent all or substantially all of the assets of the Seller;

(i)            none of the Seller Corporations shall (i) make a general assignment for the benefit of creditors, (ii) file, or consent to the filing against it, any bankruptcy or insolvency petition or similar filing, (iii) suffer the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admit in writing its inability to pay its debts as they become due, (v) become convicted of, or plead guilty or no contest to, any felony, (vi) take or become the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements, or (vii) voluntarily wind up and dissolve;

(j)            the Seller Corporations do not directly or indirectly assign, transfer, sell or convey to any third party, or otherwise dispose of, any Specified Assets, Assumed Contract or any part of the Laser Business (including by combining any such Specified Assets or part of the Laser Business with any other materials or inventory of the Seller Corporations), and the Seller takes reasonable and responsible security measures to safeguard the Specified Assets and the entire inventory of the Laser Business;

(k)           the Seller Corporations shall take no action that will cause a material adverse change in the Seller Corporations’ businesses;

(l)            the Seller Corporations do not enter into any transaction or take any other action that causes or constitutes a material Breach of any representation, warranty or covenant made by the Seller in this Agreement or in the Seller Closing Certificate; and

(m)          the Seller Corporations do not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses 0 through 0 of this Section 0.

5.3           Calculation of Royalties.  The Seller shall cooperate with the Purchaser to do all accounting of all royalty payments owed to the Seller under the Assumed Contracts, the Specified Assets and related to the Laser Business.

5.4           Filings and Consents.  The Seller shall ensure that:  (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, the Seller and its respective Representatives cooperate with Parent and the Purchaser and with their Representatives, and prepare and make available such documents and take such other actions as Parent or the Purchaser may request in good faith, in connection with any filing, notice or Consent that Parent or the Purchaser is required or elects to make, give or obtain.

5.5           FDA Compliance.  The Seller shall cooperate with the Purchaser, including, without limitation, disclosing all information, reports and files necessary, to resolve any open matters with the FDA related to the Laser Business and/or the Specified Assets.

5.6           Notification; Updates to Disclosure Schedule.  During the Pre-Closing Period, the Seller shall promptly notify Parent and the Purchaser in writing of:  (a) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that causes or constitutes a Breach of any representation or warranty made by the Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation of the Seller; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 0 or Section 0 hereof impossible or unlikely.  If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 0 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller shall promptly deliver to Parent and the Purchaser an update to the Disclosure Schedule specifying such change.  No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by the Seller in this Agreement or in the Seller Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 0 hereof has been satisfied.

5.7           No Solicitation.

(a)           The Seller Corporations shall not directly or indirectly, and shall not authorize or permit any of their Representatives directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Seller Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that this Section 0 shall not be deemed to prevent the Seller or its board of directors from complying with its legal obligations under Rules 14d-9 and 14e-2 as promulgated under the Exchange Act with regard to an Acquisition Proposal (it being understood that such compliance may constitute a Triggering Event under certain circumstances); and provided, further, that prior to the Closing, this Section 0 shall not prohibit the Seller from furnishing nonpublic information regarding the Seller to, or entering into discussions with, any Person in response to a Superior Offer that is submitted to the Seller by such Person (and not withdrawn) if (1) neither the Seller nor any Representative of the Seller shall have breached in a material respect or taken any action inconsistent with any of the provisions set forth in this Section 0, (2) the board of directors of the Seller concludes in good faith, after having consulted with its outside legal counsel, that such action is required in order for the board of directors of the Seller to comply with its fiduciary obligations to the Seller’s stockholders under applicable law, (3) at least five (5) business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Seller gives Parent and the Purchaser written notice of the identity of such Person and of the Seller’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Seller receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Seller and containing provisions no less favorable to the Seller than the provisions contained in that certain Letter of Intent, dated February 3, 2003, between the Seller and Parent (the “Confidentiality Agreement”), and (4) at least five (5) business days prior to furnishing any such nonpublic information to such Person, the Seller furnishes such nonpublic information to Parent and the Purchaser (to the extent such nonpublic information has not been previously furnished by the Seller to Parent and the Purchaser).  Without limiting the generality of the foregoing, the Seller acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of the Seller, whether or not such Representative is purporting to act on behalf of the Seller, shall be deemed to constitute a breach of this Section 0 by the Seller.

(b)           The Seller shall promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal) advise Parent and the Purchaser orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to the Seller (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period.  The Seller shall keep Parent and the Purchaser fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)           The Seller shall immediately cease and cause to be terminated any discussions existing at the time of this Agreement with any Person that relate to any Acquisition Proposal.

(d)           The Seller agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill”, non-solicitation or similar agreement to which the Seller is a party or under which the Seller has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent or the Purchaser.  The Seller also will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of the Seller.

5.8           Confidentiality.  The Seller shall ensure that, except with respect to the press release announcing the execution of this Agreement, during the Pre-Closing Period:  (a) neither the Seller Corporations nor any Representative of the Seller Corporations, issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Seller Corporations or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that the Seller is required by law to make any such disclosure; and (b) if the Seller is required by law to make any such disclosure, the Seller shall advise Parent and the Purchaser, at least two business days (or such shorter notice as necessary to comply with applicable law requiring such disclosure) before making such disclosure, of the nature and content of the intended disclosure.

5.9           Bulk Sales Laws.  Prior to the Closing, Seller shall comply with the requirements of all Bulk Sales Laws.

6.             Additional Covenants of the Parties.

6.1           Registration Requirements.

(a)           Obligations of Parent.

(1)           As soon as reasonably practicable after the Closing, Parent shall file a registration statement (the “Registration Statement”) with the SEC to effect the registration under the Securities Act of the shares of Parent’s Common Stock issuable in the Transaction (together with any shares of Parent Common Stock issued in connection with any stock dividend, split, combination or recapitalization on, of or with respect to shares of Parent’s Common Stock issuable in the Transaction, collectively, the “Registrable Shares”), for sale by the Seller.  Parent shall use its commercially reasonable efforts to file the Registration Statement no later than twenty (20) days after the Closing Date.  After the Registration Statement is filed, Parent shall respond reasonably promptly to any and all comments made by the staff of the SEC to such Registration Statement.  In connection with the Registration Statement:

(i)            Such Registration Statement shall comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder.

(ii)           If the Registration Statement receives a “no review” from the SEC, Parent will request that the SEC declare the Registration Statement effective within three (3) business days following the SEC’s confirmation of the “no review” status.  If the SEC reviews the Registration Statement, Parent will use commercially reasonable efforts to cause the Registration Statement to be declared effective within forty-five (45) days after the filing date.  If, however, Parent decides to file a registration statement for a primary offering of Parent’s stock within such forty-five (45) day period, Parent shall have the right, in its discretion, to withdraw the Registration Statement; and

(iii)          Parent will keep the Registration Statement effective to sell Registrable Shares, until the earlier of (A) such date as all of the Registrable Shares have been resold or (B) one (1) year from the Closing Date.

(2)           If the Registration Statement pursuant to Section 6.1(a)(1) hereof is withdrawn and if Parent shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, Parent will (i) promptly give to the Seller written notice thereof; and (ii) use its best efforts to include in such registration (and any related qualification under blue sky laws or other compliance) and in any underwriting involved therein, all of the Registrable Shares.  If the Registration Statement of which Parent gives notice is for a registered public offering involving an underwriting:

(i)            Parent shall so advise the Seller as a part of the written notice given pursuant to Section 6.1(a)(2) hereof;

(ii)           In such event, the right of the Seller to include its Registrable Shares in the Registration Statement pursuant to this Section 6.1(a)(2) shall be conditioned upon the Seller’s participation in such underwriting and the inclusion of the Registrable Shares held by Seller in the underwriting to the extent provided herein.  The Seller shall (together with Parent) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by Parent.

Notwithstanding any other provision of this Section 6.1(a)(2), if the representative of the underwriters advises Parent in writing that marketing factors require a limitation on the number of shares to be underwritten, the representative may exclude all Registrable Shares from, or limit the number of the Registrable Shares to be included in, the offering of the Registration Statement and underwriting or may include such shares only in theunderwriter’s over-allotment option.  Parent shall so advise the Seller of the number of shares of Registrable Shares that are entitled to be included in the offering of the Registration Statement and underwriting, and, if applicable, the number of shares to be included in the over-allotment option.  If the Seller does not agree to the terms of any such underwriting, the Seller shall be excluded therefrom by written notice from Parent or the underwriter.  Any of the Registrable Shares excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(3)           If the Registrable Shares are not registered pursuant to Section 6.1(a)(1) hereof or sold in the primary offering or the underwriter’s over-allotment option of the Registration Statement pursuant to Section 6.1(a)(2) hereof, Parent shall file a Registration Statement with the SEC to effect the registration under the Securities Act of the Registrable Shares for sale by the Seller.  Parent shall use its commercially reasonable efforts to file the Registration Statement no later than twenty (20) days after the end of the underwriter’s over-allotment option.  After the Registration Statement is filed, Parent shall respond reasonably promptly to any and all comments made by the staff of the SEC to such Registration Statement.  In connection with the Registration Statement:

(i)            Such Registration Statement shall comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder.

(ii)           If the Registration Statement receives a “no review” from the SEC, Parent will request that the SEC declare the Registration Statement effective within three (3) business days following the SEC’s confirmation of the “no review” status.  If the SEC reviews the Registration Statement, Parent will use commercially reasonable efforts to cause the Registration Statement to be declared effective within ninety (90) days after the Closing Date;

(iii)          Parent shall not be required to conduct an underwritten offering; and

(iv)          Parent will keep the Registration Statement effective to sell Registrable Shares, until the earlier of (A) such date as all of the Registrable Shares have been resold or (B) one (1) year from the effective date of the Registration Statement.

(4)           Parent shall have no obligation to include the Registrable Shares owned by the Seller in any Registration Statement pursuant to this Section 6.1 unless and until the Seller has furnished Parent with all information and statements about or pertaining to the Seller in such reasonable detail and on such timely basis as is reasonably deemed by Parent to be necessary or appropriate for the preparation of the Registration Statement.

(5)           Parent shall prepare and file with the SEC, as promptly as is commercially reasonably practicable, such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with any Registration Statement filed pursuant to this Section 6.1 as may be necessary to keep the Registration Statement effective during the application registration period, and, during such period, to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by the Registration Statement.

(6)           Parent shall furnish to the Seller (A) promptly after the same is prepared and filed with the SEC, one copy of the Registration Statement and any amendment thereto and each preliminary prospectus and each amendment or supplement thereto; (B) on the date of effectiveness of the Registration Statement or any amendment thereto, a notice, to the Seller, stating that the Registration Statement or amendment has been declared effective; and (C) such number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as the Seller may reasonably request in order to facilitate the disposition of the Registrable Shares owned by the Seller.

(7)           Parent shall use commercially reasonable efforts to cause all Registrable Shares to be listed on each national securities exchange or quotation service on which securities of the same class or series issued by Parent are then listed.

(8)           As promptly as practicable after becoming aware of such event, Parent shall notify the Seller of the happening of any event, of which Parent has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and use commercially reasonable efforts to promptly prepare a supplement or amendment to the Registration Statement to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to the Seller as the Seller may reasonably request.

(9)           Parent shall use commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of the Registration Statement, and, if such an order is issued, to obtain the withdrawal of such order as soon as practicable (including in each case by amending or supplementing the Registration Statement) and to notify the Seller of the issuance of such order and the resolution thereof, and if the Registration Statement is supplemented or amended, deliver such number of copies of such supplement or amendment to the Seller as the Seller may reasonably request.

(10)         Without limiting the generality of subsections 0 and 0 above, Parent may refuse to permit the Seller to resell any Registrable Shares pursuant to any Registration Statement at any time; provided, however, that in order to exercise this right at any time, Parent must notify the Seller to the effect that suspension of the sale of shares under the Registration Statement is necessary, and provided further that Parent shall only invoke this right to suspend the sale of shares under the Registration Statement where it in good faith determines that such a sale would be in violation of the requirements of the Securities Act and the regulations promulgated by the SEC thereunder.  Notwithstanding the foregoing, Parent shall not under any circumstances be entitled to exercise its right to suspend sales under this subsection more than four (4) times in any twelve (12)-month period, and the period during which any Registration Statement under this subsection may be withdrawn shall not exceed sixty (60) days each such time.

(11)         Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Shares to the public without registration, Parent agrees to use its best efforts to:

(i)            Make and keep public information regarding Parent available as those terms are understood and defined in Rule 144 under the Securities Act, at all times;

(ii)           File with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act;

(iii)          So long as the Seller owns any Registrable Shares, furnish to the Seller forthwith upon written request a written statement by Parent as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act a copy of the most recent annual or quarterly report of Parent, and such other reports and documents so filed as the Seller may reasonably request in availing itself of any rule or regulation of the SEC allowing the Seller to sell any such securities without registration.

(b)           Covenant of the Seller.  The Seller covenants that it will sell the Parent Common Stock pursuant only to institutional negotiated “block trades” and shall not sell any of the Parent Common Stock registered on the Registration Statement on the open market; provided, however, that in addition to “block trades,” the Seller shall be permitted to trade up to 100,000 shares of Parent Common Stock per month on the open market.

(c)           Expenses of Registration.  Parent shall pay all Registration Expenses (as defined below) in connection with any registration, qualification or compliance hereunder, and the Seller shall pay all Selling Expenses (as defined below) and other expenses that are not Registration Expenses relating to the Registrable Shares to be resold by the Seller.  “Registration Expenses” shall mean all expenses, except for Selling Expenses, incurred by Parent in complying with the registration provisions set forth herein, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Parent, blue sky fees and expenses and the expense of any special audits incident to or required in connection with any such registration.  “Selling Expenses” shall mean selling commissions, underwriting fees, expenses of counsel to the Seller and stock transfer taxes applicable to the Registrable Shares.

6.2           Regulatory Approvals.  Each party shall (i) use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Body and (ii) cooperate with the other parties hereto and, subject to Section 0 hereof, use its reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Legal Requirements to consummate and make effective the Transactions.  The Seller and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters.  Each of the Seller and Parent shall (1) give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Transactions, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Transactions.  Except as may be prohibited by any Governmental Body or by any Legal Requirement, (a) the Seller and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to any domestic or other foreign, federal or state antitrust or fair trade law, and (b) in connection with any such Legal Proceeding, each of the Seller and Parent will permit authorized Representatives of the other party to be present at each meeting or conference with governmental representatives relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.  The Seller and Parent may, as each reasonably deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 0 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel to the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Seller or Parent, as the case may be) or its legal counsel.

6.3           Additional Agreements.

(a)           Subject to Section 0 hereof, the Seller, Parent and the Purchaser shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Transactions.  Without limiting the generality of the foregoing, but subject to Section 0 hereof, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Transactions, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the consummation of the Transactions.  Each party shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by the first party during the Pre-Closing Period.

(b)           Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Purchaser shall have any obligation under this Agreement:  (i) to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding relating to the Transactions if Parent or the Purchaser determines in good faith that contesting such Legal Proceeding may, if adversely determined, have a material adverse effect on the business, operations, financial condition or prospects of Parent or the Purchaser.

7.             Conditions Precedent to the Purchaser’s Obligation to Close.

The Purchaser’s obligation to purchase the Specified Assets and the obligation of Parent and the Purchaser to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent and the Purchaser, in whole or in part, in writing or by otherwise effecting the Closing):

7.1           Accuracy of Representations.  The representations and warranties made by the Seller in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any update to the Disclosure Schedule, except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date.

7.2           Performance of Obligations.  All of the covenants and obligations that the Seller is required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed in all material respects.

7.3           Consents.  Each of the Consents identified in Part 0 of the Disclosure Schedule, and all other Consents required or which Parent or the Purchaser reasonably determines it appropriate to be obtained in connection with the Transactions, shall have been obtained and shall be in full force and effect.

7.4           No Material Adverse Change.  Except as disclosed in Part 3.4 of the Disclosure Schedule, there shall have been no material adverse change in the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller Corporations (taken as a whole) or the Specified Assets and the Laser Business (taken as a whole) since January 1, 2003, and no event shall have occurred and no condition or circumstance shall exist that could reasonably be expected to give rise to any such material adverse change.

7.5           Additional Documents.  Parent and the Purchaser shall have received the following documents:

(a)           such bills of sale, endorsements, assignments (including patent assignments) and other documents, in such form and substance satisfactory to the Purchaser, as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Specified Assets free of any Encumbrances, other than the Assumed Contracts, including and without limitation, any filings made pursuant to the Uniform Commercial Code or attachments by trade creditors or others;

(b)           a legal opinion from Boyer & Ketchand, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser;

(c)           a legal opinion from Morris, Nichols, Arsht & Tunnell, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser;

(d)           the Stipulation and Proposed Order to Dismiss with Prejudice of the Parent Pending Litigation in substantially the form of Exhibit A, executed by the Seller (as well as any other Seller Corporations which are parties to the subject litigation), which shall, among other things, include: (1) a representation that the parties have entered into a confidential settlement of all claims asserted by Parent in the Parent Pending Litigation; (2) an admission by the Seller that the Seller has infringed on the intellectual property of Parent as identified by Parent in its complaint on file in the Parent Pending Litigation;  (3) a representation that Parent is reserving any and all claims, rights and remedies that it may have, whether asserted in the Parent Pending Litigation or not or whether at law and/or in equity, concerning the intellectual property referenced in the Parent Pending Litigation against any party except the Seller; (4) a representation that nothing about the stipulation to dismiss with prejudice of the Parent Pending Litigation and/or the dismissal itself should be construed to mean that the claims set forth in the Parent Pending Litigation are in any way unmeritorious; (5) a representation that the Seller recognizes the validity of the Purchaser’s asserted patents, (6) a representation that each party shall bear their own costs and attorneys’ fees in connection with the Parent Pending Litigation.   Further, the Seller shall use its best efforts to cooperate with Parent in connection with the drafting, the content, and the filing of the stipulation to dismiss the Parent Pending Litigation as referenced in this Section 7.5(d).   For purposes of this Section 7.5(d), “cooperate” shall mean that the Seller shall consult with and defer to Parent’s judgment and decisions concerning any terms and/or conditions which Parent believes should be included in the stipulation to dismiss the Parent Pending Litigation and/or the dismissal thereof.

(e)           the Seller Closing Certificate;

(f)            a certificate of the secretary of Seller certifying resolutions of the board of directors of Seller approving and authorizing the execution, delivery and performance of this Agreement and the Transactional Agreements and the consummation by Seller of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officers) signing on behalf of Seller);

(g)           a Certificate of Good Standing for the Seller from the State of Delaware and Texas;

(h)           such other documents as Parent or the Purchaser may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Seller, (ii) evidencing the compliance by the Seller with, or the performance by the Seller of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 0, or (iv) otherwise facilitating the consummation or performance of any of the Transactions;

(i)            the Purchaser shall have received all of the Seller’s files from its legal counsel related to all Proprietary Assets related to the Specified Assets, including, without limitation, the patents and patent applications;

(j)            the Purchaser shall be satisfied that the Seller has collected and crated all of the Specified Assets in one location to be mutually agreed to by the Seller and the Purchaser, with the exception of the Specified Assets located in Germany;

(k)           the Purchaser shall be satisfied that the Seller has delivered all of the Specified Assets located in Germany to Parent’s facility located in Germany; and

(l)            the Purchaser shall be satisfied, in its discretion, that none of the Assumed Contracts will grant to any third party any rights in Parent’s Proprietary Assets other than the Proprietary Assets the Purchaser is acquiring from the Seller in connection with the transaction contemplated by this Agreement.

7.6           Cooperation of the Seller in the Diodem Lawsuit.  The Seller shall use its best efforts to cooperate with Parent concerning any claims, defenses, rights and/or remedies that Seller may have in connection with the civil action, Case No. CV03-2142 GAF (RCx), filed by Diodem LLC and against Lumenis Inc., Lumenis Ltd., Continuum, the Seller and others for patent infringement in the U.S. District Court for the Central District of California, Western Division (the “Diodem Lawsuit”).   For purposes of this Section 7.6,  “cooperate” shall mean that the Seller shall consult with and defer to Parent’s judgment and decisions in terms of any defensive and offensive strategies, the selection of an attorney(s) and/or law firm(s) to represent the Seller and/or third parties in the Diodem Lawsuit, identifying, locating and collecting information and/or documents which in Parent’s opinion are relevant to the Diodem Lawsuit, and/or in arranging for and participating in any meetings, conferences, and/or communications with any parties (including their counsel) presently named in, or which in the future may be named in, the Diodem Lawsuit, including, but not limited to, any licensees of Seller’s intellectual property.   The Seller shall give its approval to third parties, including, without limitation, licensees and attorneys of the Seller, to assist in these same matters.  Parent agrees to indemnify the Seller to the extent of any direct liabilities to Diodem that arise out of Seller’s cooperation with directives of Parent to take action that Seller would not have otherwise taken with respect to Diodem, provided that as a condition to such indemnification, Seller hereby assigns to Parent any recovery, at law or in equity, obtained against third parties as a result of such directives of Parent.  Further, any and all causes of action, claims, defenses, rights, remedies, proceedings, demands and/or judgments, of any nature, including, without limitation, any past or prior, present and/or future infringement actions asserted prior to or subsequent to the Closing Date, which are, or in the future may be, held by Seller, whether known or unknown, in connection with the Diodem Lawsuit, and/or the intellectual property at issue and/or referenced therein, will be on the Closing Date sold, assigned, conveyed, and/or transferred by Seller to Parent, except for any claims by seller against Diodem for damages based on the theory that the purchase price under this Agreement would have been higher if not for the Diodem lawsuit.  This assignment referenced in this Section 7.6 shall be construed broadly in favor of Parent to encompass any rights, claims, remedies, actions, and/or demands which may arise during, and/or upon Seller being dismissed from, the Diodem Lawsuit, including, but not limited, to claims for malicious prosecution, abuse of process, and/or violations of Rule 11 of the Federal Rules of Civil Procedure.

7.7           No Prohibition.  Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Parent or the Purchaser or any Person affiliated with either of them to suffer any adverse consequence under, any applicable Legal Requirement or Order.

7.8           Governmental Litigation.  There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved:  (a) challenging or seeking to restrain or prohibit the consummation of the Transactions; (b) relating to the Transactions and seeking to obtain from Parent or the Purchaser any damages or other relief that may be material to the Purchaser; (c) that could materially and adversely affect the right of the Purchaser to own or use the Specified Assets; or (d) seeking to compel the Purchaser to dispose of or hold separate any material assets as a result of the Transactions.

7.9           Release of Liens.  The Purchaser shall have received evidence satisfactory to it of the release by any Person who held any Encumbrance on the Specified Assets of all Encumbrances on the Specified Assets, other than the Assumed Contracts.

7.10         Bulk Transfer Compliance.  The Seller shall have filed, recorded and otherwise given notice in compliance with all of the bulk transfer laws applicable to the transfer of the Specified Assets.

7.11         Bank Release.  The Purchaser shall have received a release agreement from Bank One agreeing that the Bank Lien will automatically be released and terminated without the need for further action immediately upon the Closing.  Purchaser shall also have received UCC-3 terminations signed by Bank One and authorization for Parent to file the UCC-3 terminations as soon as the Closing occurs.

8.             Conditions Precedent to the Seller’s Obligation to Close.

The Seller’s obligation to sell the Specified Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing or by otherwise effecting the Closing):

8.1           Accuracy of Representations.  The representations and warranties made by Parent and the Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date, and except that any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a material adverse effect on Parent.

8.2           Purchaser’s Performance.  All of the covenants and obligations that Parent and the Purchaser is required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed in all material respects.

8.3           Stipulation and Proposed Order to Dismiss.  The Seller shall have received the Stipulation and Proposed Order to Dismiss with Prejudice in substantially the form of Exhibit A, executed by Parent, which shall, among other things, include an admission by the Seller that the Seller has infringed on certain Parent Proprietary Assets.

8.4           Purchaser Closing Certificate.  The Seller shall have received the Purchaser Closing Certificate.

8.5           Governmental Litigation.  There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved:  (a) challenging or seeking to restrain or prohibit the consummation of the Transactions or (b) relating to the Transactions and seeking to obtain from the Seller any damages or other relief that may be material to the Seller.

8.6           Secretary Certificate.  The Seller shall have received a certificate of the secretary of Parent and the Purchaser certifying resolutions of the board of directors of Parent and the Purchaser approving and authorizing the execution, delivery and performance of this Agreement and the Transactional Agreements and the consummation by Parent and the Purchaser of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officers) signing on behalf of Parent and the Purchaser).

8.7           Delivery of Cash and Stock Consideration.  The Seller hereby acknowledges and agrees that Parent shall deliver $1,825,000 by check or wire transfer directly to Bank One.  Parent shall deliver to the Seller a stock certificate or stock certificates evidencing the Stock Consideration.

8.8           Approval by the Seller’s Board of Directors.  The Seller’s board of directors shall agree that American Dental Technologies is considered a variation of American Dental.  No later than 5:00 p.m. Pacific Daylight Time on May 13, 2003, the board of directors of the Seller must approve that they agree that the Seller will not use the name American Dental or American Dental Technologies or any deviation thereof, including, but not limited to, ADT, after the Closing Date.

9.             Termination.

9.1           Termination Events.  This Agreement may be terminated prior to the Closing:

(a)           by mutual written consent of Parent, the Purchaser and the Seller;

(b)           by either Parent and the Purchaser or the Seller if the Transactions shall not have been consummated by June 30, 2003 (the “Termination Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 0 if the failure to consummate the Transactions by the Termination Date is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Closing Date;

(c)           by either Parent and the Purchaser or the Seller if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;

(d)           by Parent and the Purchaser if a Triggering Event shall have occurred;

(e)           by Parent and the Purchaser if (i) any of the Seller’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 0 hereof would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Seller’s covenants contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 0 hereof would not be satisfied; provided, however, that if an inaccuracy in any of the Seller’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Seller is curable by the Seller and the Seller is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent and the Purchaser may not terminate this Agreement under this Section 0 on account of such inaccuracy or breach; or

(f)            by the Seller if (i) any of the representations and warranties of Parent and the Purchaser contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 0 hereof would not be satisfied, or (ii) if any of the covenants of Parent and the Purchaser contained in this Agreement shall have been breached such that the condition set forth in Section 0 hereof would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of Parent and the Purchaser as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent or the Purchaser is curable by Parent or the Purchaser and Parent or the Purchaser is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Seller may not terminate this Agreement under this Section 0 on account of such inaccuracy or breach.

9.2           Termination Procedures.  If Parent and the Purchaser wish to terminate this Agreement pursuant to Section 0, Section 0, Section 0 or Section 0 hereof, Parent and the Purchaser shall deliver to the Seller a written notice stating that they are terminating this Agreement and setting forth a brief description of the basis on which they are terminating this Agreement.  If the Seller wishes to terminate this Agreement pursuant to Section 0, Section 0 or Section 0 hereof, the Seller shall deliver to Parent and the Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

9.3           Effect of Termination.  Except as expressly provided elsewhere in this Agreement or in any of the other Transactional Agreements, and subject to Section 0 hereof, if this Agreement is terminated pursuant to Section 0 hereof, all further obligations of the parties under this Agreement shall terminate; provided, however, that:  (a) no party shall be relieved of any obligation or other Liability arising from any material Breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 0, 0, 0 and 0 hereof that continue pursuant to their terms.

9.4           Termination Fees.  Except as set forth in this Section 0, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Transactions are consummated.  Notwithstanding the foregoing, if (i) the Seller shall enter into a Superior Offer, then the Seller shall pay Parent a fee of $250,000 at the time the Seller or Parent terminates this Agreement, (ii) the Seller terminates the Transactions pursuant to this Section 0, other than pursuant to Sections 00, 0 or 0 hereof, the Seller shall pay all fees and expenses incurred by Parent and the Purchaser in connection with this Agreement and the Transactions, including, but not limited to, attorneys fees and other professional fees, (iii) the Seller enters into an agreement for an Acquisition Transaction within twelve (12) months following the termination of this Agreement, the Seller shall pay Parent the difference between $250,000 and such expense reimbursement set forth in (ii) above, (iv) if Parent terminates the transaction contemplated hereby after execution of this Agreement (by both Parent and the Seller) pursuant to Section 9.1(b) or (c) hereof, Parent shall pay the Seller a fee of $250,000 at the time Parent terminates the Purchase Agreement and (v) either Parent or the Seller terminates the transaction contemplated hereby after execution of this Agreement due to a breach of the other party, the non-breaching party shall be entitled, at its option, to extend the termination date set forth in Section 9.1(b) hereof or recover all fees and expenses incurred by such party in connection with this Agreement and the Transactions, including, but not limited to, attorneys fees and other professional fees.

9.5           Non-exclusivity of Termination Rights.  The termination rights provided in Section 0 hereof shall not be deemed to be exclusive.  Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 0 hereof shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

10.           Indemnification, Etc.

10.1         Survival of Representations and Covenants.

(a)           The representations, warranties, covenants and obligations of the Seller shall survive (without limitation):  (i) the Closing and the sale of the Specified Assets to the

Purchaser; and (ii) any sale or other disposition of any or all of the Specified Assets by the Purchaser.  Except as set forth in Section 0 hereof, all of said representations, warranties, covenants and obligations shall remain in full force and effect and shall survive for a period of twelve (12) months following the Closing Date.

(b)           The representations, warranties, covenants and obligations of the Seller or Parent, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives.

(c)           The representations and warranties set forth in Sections 0 and 0 hereof shall expire on the first anniversary of the Closing Date; provided, however, that if a Claim Notice (as defined below) relating to any representation or warranty set forth in Section 0 or 0 hereof is given to the Seller or Parent, as the case may be, on or prior to the first anniversary of the Closing Date, then, notwithstanding anything to the contrary contained in this Section 0, such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every claim (including any indemnification claim asserted by any Indemnitee under Section 0 or Section 0 hereof) that is based directly or indirectly upon, or that relates directly or indirectly to, any Breach or alleged Breach of such representation or warranty has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of Parent or the Seller, Parent and the Purchaser, as the case may be, or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

(d)           For purposes of this Agreement, a “Claim Notice” relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to the Seller or Parent, as the case may be, a written notice stating that such Indemnitee believes that there is or has been a Breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such a Breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible Breach.

(e)           For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller in this Agreement.

10.2         Indemnification by the Seller.  The Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i)            any Breach of any of the representations or warranties made by the Seller in this Agreement, both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, or in the Seller Closing Certificate or any of the other Transactional Agreements;

(ii)           any Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule or in any other document delivered or otherwise made available to Parent or the Purchaser or any of their Representatives by or on behalf of the Seller or any Representative of the Seller;

(iii)          any Breach of any covenant or obligation of the Seller contained in any of the Transactional Agreements;

(iv)          any Liability of the Seller or of any Related Party, other than the Designated Contractual Obligations;

(v)           any Liability (other than the Designated Contractual Obligations) to which Parent, the Purchaser or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any product produced or sold or any services performed by or on behalf of the Seller prior to the Closing Date, (B) the operation by the Seller of its Laser Business prior to the Closing Date; or (C) any failure to comply with any bulk transfer law or similar Legal Requirement in connection with any of the Transactions;

(vi)          all costs and fees related to the Diodem Lawsuit or lost revenues in connection with the Specified Assets related to the Diodem Lawsuit, including, without limitation, all defense fees, lost license revenues related to the Specified Assets, indemnification obligations of any licensee to any of the Specified Assets or resulting injunction against Parent which prevents Parent from selling any products related to the Specified Assets; or

(vii)         any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause 0, 0, 0, 0, 0 or 0 above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 0).

10.3         Indemnification by Parent.  Parent shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct result of, or are directly or indirectly connected with any Breach of any of the representations, warranties, covenants and obligations made by Parent in this Agreement or in any of the Transactional Documents, both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date.

10.4         Non-exclusivity of Indemnification Remedies.  The indemnification remedies and other remedies provided in this Section 0 shall not be deemed to be exclusive.  Accordingly, the exercise by any Person of any of its rights under this Section 0 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this

Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

10.5         Defense of Third Party Claims.  In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Parent or the Purchaser, against any other Indemnitee or against any other Person) with respect to which the Seller may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 0, Parent and the Purchaser shall have the right, at its election, to designate the Seller to assume the defense of such claim or Proceeding at the sole expense of the Seller.  If Parent or the Purchaser so elects to designate the Seller to assume the defense of any such claim or Proceeding:

(a)           the Seller shall proceed to defend such claim or Proceeding in a diligent manner with counsel satisfactory to Parent and the Purchaser;

(b)           Parent and the Purchaser shall make available to the Seller any non-privileged documents and materials in the possession of Parent or the Purchaser that may be necessary to the defense of such claim or Proceeding;

(c)           the Seller shall keep Parent and the Purchaser informed of all material developments and events relating to such claim or Proceeding;

(d)           Parent and the Purchaser shall have the right to participate in the defense of such claim or Proceeding;

(e)           the Seller shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed; and

(f)            Parent and the Purchaser may at any time (notwithstanding the prior designation of the Seller to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding.

If Parent and the Purchaser does not elect to designate the Seller to assume the defense of any such claim or Proceeding (or if, after initially designating the Seller to assume such defense, Parent or the Purchaser elects to assume such defense), Parent or the Purchaser may proceed with the defense of such claim or Proceeding on its own.  If Parent or the Purchaser so proceeds with the defense of any such claim or Proceeding on its own:

(i)            all expenses relating to the defense of such claim or Proceeding (whether or not incurred by Parent or the Purchaser) shall be borne and paid exclusively by the Seller;

(ii)           the Seller shall make available to Parent or the Purchaser any documents and materials in the possession or control of the Seller that may be necessary to the defense of such claim or Proceeding;

(iii)          Parent and the Purchaser shall keep the Seller informed of all material developments and events relating to such claim or Proceeding; and

(iv)          Parent and the Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Seller; provided, however, that the Seller shall not unreasonably withhold or delay such consent.

10.6         Exercise of Remedies by Indemnitees Other Than Parent or the Purchaser.  No Indemnitee (other than Parent or the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent or the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.7         Limitations on Indemnification.  The maximum aggregate amount of Damages that the Seller or Parent shall each be liable is equal to the aggregate sum achieved by multiplying the Stock Consideration by the closing price of a share of Parent Common Stock on the Closing Date and adding $1,825,000.  No Indemnitee shall seek, or be entitled to, indemnification from the Seller or Parent pursuant to Sections 0 and 0 hereof until the aggregate amount of Damages incurred or suffered by all Indemnitees under Section 0 hereof, with respect to the Seller (“Seller Indemnity Threshold”), and under Section 0 hereof, with respect to Parent (“Parent Indemnity Threshold”), exceeds $140,000 (the “Indemnity Threshold”), and once the Indemnitees have incurred or suffered aggregate Damages exceeding the Seller Indemnity Threshold, with respect to the Seller, or the Parent Indemnity Threshold, with respect to Parent, the Indemnitees shall be entitled to indemnity for the entire amount of all such third-party claims.  Notwithstanding the foregoing, there shall be no Seller Indemnity Threshold in connection with Damages resulting from the failure of the Seller to deliver all of the Specified Assets in the form and condition reasonably consistent with Parent’s observation prior to the Closing and Parent shall be entitled to recover all Damages without giving effect to the Seller Indemnity Threshold; provided, however, that this provision shall not include any minor damages to the Specified Assets that is normal and customary in shipping.

10.8         Termination.  The indemnification obligations of the Seller and Parent under this Section 10 shall terminate as of dates set forth in Section 0 hereof (subject to the resolution of any pending claims made on or prior to such date).

11.           Certain Post-Closing Covenants.

11.1         Further Actions.  From and after the Closing Date, the Seller shall cooperate with the Purchaser and their affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Specified Assets.  Without limiting the generality of the foregoing, from and after the Closing Date, the Seller shall promptly remit to the Purchaser any funds that are received by the Seller, and the Purchaser shall promptly remit to the Seller any funds that are received by the Purchaser, and that are included in, or that represent payment of receivables included in, the Specified Assets.  Notwithstanding the foregoing, from and after March 31, 2003, the Seller shall remit to Purchaser and the Purchaser shall remit to the Seller, any funds, on a pro rated basis as calculated between March 31, 2003 and the Closing Date, that are received by the Seller or the Purchaser, as the case may be, in connection with royalty payments made pursuant to any Assumed Contract.  The Seller shall use its best efforts to secure the services of a person familiar with the manufacturing of the Laser Business products to provide transition training to the Purchaser’s personnel at the Purchaser’s manufacturing facility.  Promptly following the Closing, the Seller shall instruct all legal counsel providing legal services to the Seller, in connection with Proprietary Assets related to the Specified Assets, to forward all of the Seller’s files to the Purchaser’s legal counsel without delay.  The Seller will also use its best efforts to assist with restoring the sales channels which existed previously but which has been allowed to erode from the actions of previous executives of the Seller and to exert its best efforts to require said executives to cease such activity and work to aid restoration of such channels back to the name American Dental Laser.  The Seller will authorize all outside engineering firms who have performed services for the Seller with respect to the Laser Business to cooperate with and provide information to the Purchaser relative to the Laser Business.  For a period of twelve (12) months from the Closing Date, the Seller shall direct all customer calls and all inquires related to the Laser Business to the Purchaser and the Seller will notify the Purchaser of any notifications received from any Governmental Body or Person that are related to the Laser Business.  The Seller covenants that it will not use the name American Dental or American Dental Laser or any deviation thereof, including, but not limited to, ADT, after the Closing Date.  The Seller:  (a) hereby irrevocably authorizes the Purchaser, at all times on and after the Closing Date, to endorse in the name of the Seller any check or other instrument that is made payable to the Seller and that represents funds included in, or that represents the payment of any receivable included in, the Specified Assets; and (b) hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Specified Assets, including, without limitation, any past or prior, present and/or future infringement actions asserted prior to or subsequent to the Closing Date, (ii) defending or compromising any claim or Proceeding relating to any of the Specified Assets, including, without limitation, any past or prior, present and/or future infringement actions asserted prior to or subsequent to the Closing Date, or (iii) otherwise carrying out or facilitating any of the Transactions.  The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller.

11.2         Publicity.  Unless otherwise permitted by this Agreement, the Seller, Parent and the Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the Transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior written consent of the other (which approval shall not be unreasonably withheld), except as may be required by law.  If either the Seller, Parent or the Purchaser is required to make any such public disclosure, the party required to make the disclosure shall use its reasonable efforts to give the other party prior notice and an opportunity to review the disclosure prior to the public release of information.

11.3         Covenant of Parent.  Parent covenants that it will not use the name American Dental Technologies after the Closing Date.

12.           Non-Competition and No Interference with Business; Non-Solicitation.

12.1         Non-Competition.  As an inducement for Purchaser to enter into this Agreement and to purchase the Selected Assets, the Seller agrees that from and after the Closing Date and until (i) two (2) years following the Closing Date with respect to the veterinary market and biostimulation market (as hereinafter defined) and (ii) four (4) years following the Closing Date with respect to the dental market (collectively, the “Non-Competition Period”):

(a)           The Seller or any affiliate of the Seller shall not, anywhere outside of the United States, directly or indirectly, engage in any business or activity or render any services or provide any advice related to the Specified Assets or the Laser Business, to any business activity or Person involving the Laser Business, provided, that this provision does not prohibit the Seller from providing services that are not related to the Laser Business to any Person that is in the Laser Business (a “Competing Business”).

(b)           The Seller or any affiliate of the Seller shall not, anywhere in the United States, directly or indirectly, engage in any business or activity or render any services or provide any advice to any Competing Business.

(c)           The Seller or any affiliate of the Seller shall not, anywhere in California, directly or indirectly, engage or render any services or provide any advice to any Competing Business.

(d)           The Seller or any affiliate of the Seller shall not, in any of the counties in the State of California, directly or indirectly, engage or render any services or provide any advice to any Competing Business.

For purposes of this Section 12, “biostimulation” shall mean the use of laser energy or light emitting devices to create a stimulating or inhibiting effect in tissue for various medical (i.e., non-surgical) purposes including but not limited to pain control, tissue healing and tissue growth. Biostimulation or biomodulation is also known as: laser therapy, low level laser therapy, bioregulation, low power laser, soft laser, therapeutic laser, MID laser, low energy laser, low reactive-level laser, low intensity laser, low intensity-level laser, photobiostimulation, photobiomodulation, LILT, LELT, and LPLT.

12.2         Further Assurances of the Seller.  The Seller will use its best efforts to take all steps necessary to ensure that all officers, directors and employees comply with Sections 0 and 0 hereof.

12.3         No Interference with the Business; Non-Solicitation.  As an inducement for Parent to enter into this Agreement and purchase the Selected Assets, the Seller agrees that during the Non-Competition Period, at any time or for any reason, the Seller shall not, directly or indirectly, (a) with respect to the Laser Business, solicit or divert any business or clients or customers made known to the Seller away from Parent and/or its affiliates, (b) induce customers, clients, suppliers, agents or other Persons under contract or otherwise associated or doing business with

Parent and/or its affiliates to reduce or alter any such association or business with Parent and/or its affiliates, and/or (c) knowingly solicit any Person in the employment of Purchaser and/or its affiliates to (i) terminate such employment, and/or (ii) accept employment, or enter into any consulting arrangement, with any Person other than Parent and/or its affiliates.

12.4         Remedies.  The parties to this Agreement agree that (i) Parent is purchasing certain Specified Assets of the Seller related to the Laser Business so that Parent may exploit the Laser Business, thereby giving this Agreement peculiar value so that the loss of such fulfillment or any violation by the Seller of this Agreement, including, but not limited to, with respect to Section 0 hereof, will result in damage to Parent that may be substantial, although difficult to ascertain, and money damage will not afford Parent an adequate remedy, and (ii) if the Seller is in breach or threatens breach of any provision of this Agreement, Parent shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek and obtain provisional relief from a court requiring specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Agreement.

13.           Assignment and Assumption Agreement.

(a)           The Seller does hereby transfer, convey, assign and deliver to, and vest in, the Purchaser, as its sole and separate property and to the Purchaser’s successors and assigns forever, good and marketable title and all of the Seller’s right, title and interest, legal and equitable, in and to the Assumed Contracts pursuant to the terms of this Agreement.

(b)           The Purchaser hereby assumes and agrees to pay, discharge and perform in a timely fashion all of the liabilities of the Seller arising after the Closing Date associated with its ownership, and participation, in the Assumed Contracts (the “Associated Liabilities”).  Except for the Associated Liabilities, the Purchaser does not and will not assume or be responsible for the payment, discharge or performance of any other debts, obligations, contracts or liabilities of the Seller in connection with the Assumed Contracts, whether accrued, absolute, contingent or otherwise which arose prior to the Closing Date.

(c)           The Seller hereby constitutes and appoints the Purchaser, and the Purchaser’s successors and assigns the true and lawful attorney and attorneys of the Seller with full power of substitution in the name and stead of the Seller, but on behalf and for the benefit and the expense of the Purchaser, and the Purchaser’s successors and assigns, to demand and receive any and all of the assets, properties and rights assigned or to be assigned to the Purchaser pursuant to this Agreement and to give receipts and releases for and in respect to the same or any part thereof, to endorse any claim or right of any kind in respect thereof and to do all acts and things in relation to the Assumed Contracts, properties and rights which the Purchaser, the Purchaser’s successors or assigns may deem desirable, the Seller hereby declaring that the foregoing powers are coupled with an interest and are not revocable and shall not be revoked by the Seller for any reason whatsoever.  The Purchaser shall retain for its own account any amounts collected pursuant to the foregoing power, including any sums payable as interest in respect thereof, and the Seller shall pay to the Purchaser pursuant to the terms of this Agreement, when received, any amounts which shall be received by the Seller in respect of royalty payments made pursuant to the Assumed Contracts in each case pro rated in accordance with Section 11.1 hereof.

(d)           Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to, any person, firm, partnership, limited liability company, corporation or other entity, other than the Purchaser and the Seller and their respective successors and assigns, any remedy or claim under or by reason of this Agreement or any terms, covenant or condition hereof, and all the terms, covenants and conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Purchaser and the Seller and their respective successors and assigns.

(e)           The Seller for itself, its successors and assigns hereby covenants and agrees that, any time and from time to time forthwith upon the written request of the Purchaser, the Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all and every such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required or requested by the Purchaser in order to assign, transfer, set over, convey, assure and confirm unto, and vest in, the Purchaser, its successors and assigns, or to aid and assist the Purchaser in collecting or reducing to possession the Assumed Contracts assigned or to be assigned to the Purchaser, with the Purchaser to reimburse the Seller for all of its out-of-pocket expenses from and after the Closing Date hereof in connection with the Seller’s obligations under this Section 13.

14.           Miscellaneous Provisions.

14.1         Further Assurances.  Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

14.2         Fees and Expenses.

(a)           The Seller shall bear and pay all fees, costs and expenses (including all legal fees and expenses) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Seller in connection with:  (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (iv) the consummation and performance of the Transactions.

(b)           Subject to the indemnity provisions of Section 0 hereof, Parent and the Purchaser shall bear and pay all fees, costs and expenses (including all legal fees and expenses) that have been incurred or that are in the future incurred by or on behalf of Parent or the Purchaser in connection with:  (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by Parent or the Purchaser and their Representatives with respect to the business of the Seller; (iii) the negotiation, preparation and review of this Agreement, the other Transactional

Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and (iv) the consummation and performance of the Transactions.

14.3         Attorneys’ Fees.  If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

14.4         Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Seller:

American Medical Technologies, Inc.

5555 Bear Lane

Corpus Christi, Texas 78405

Facsimile:  (361) 289-5554

Attn:  Chief Executive Officer

with a copy to:

Boyer & Ketchand

Nine Greenway Plaza

Suite 3100

Houston, Texas 77046

Facsimile:  (713) 871-2024

Attn:  Rita J. Leader, Esq.

if to Parent or the Purchaser:

BioLase Technology, Inc.

981 Calle Amanecer

San Clemente, California 92673

Facsimile:  (949) 361-0204

Attn:  Chief Executive Officer

with a copy to (which shall not constitute notice):

Pillsbury Winthrop LLP

650 Town Center Drive

7th Floor

Costa Mesa, California 92626

Facsimile:  (714) 436-2800

Attn:  Ethan D. Feffer, Esq.

14.5         Time of the Essence.  Time is of the essence of this Agreement.

14.6         Effect of Investigation.  Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Parent or the Purchaser shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, the Seller made or undertaken pursuant to this Agreement or any Transactional Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Parent or the Purchaser.

14.7         Headings.  The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

14.8         Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

14.9         Governing Law; Venue.

(a)           This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)           In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Orange County, California.  Each party to this Agreement:

(i)            expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Orange County, California (and each appellate court located in the State of California) in connection with any such legal proceeding;

(ii)           agrees that each state and federal court located in Orange County, California shall be deemed to be a convenient forum; and

(iii)          agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Orange County, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)           Parent, the Purchaser and the Seller agree that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the Seller in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

14.10       Successors and Assigns; Parties in Interest.

(a)             This Agreement shall be binding upon:  the Seller and its successors and assigns (if any) and Parent, the Purchaser and their successors and assigns (if any).  This Agreement shall inure to the benefit of the Seller, Parent, the Purchaser, the other Indemnitees and the respective successors and assigns (if any) of the foregoing.

(b)           Parent and the Purchaser may freely assign any or all of their respective rights under this Agreement (including their indemnification rights under Section 0 hereof), in whole or in part, to any wholly-owned subsidiary of the Parent or the Purchaser, without obtaining the consent or approval of any other Person.  The Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent and the Purchaser.

(c)           Except for the provisions of Section 0 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any).  Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

14.11       Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The Seller agrees that:  (a) in the event of any material Breach or threatened Breach by the Seller of any covenant, obligation or other provision set forth in this Agreement, Parent and the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) neither Parent, the Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

14.2         Waiver.

(a)           No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

14.13       Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Purchaser and the Seller.

14.14       Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent practicable within applicable law, the economic, business and other purposes of such void or unenforceable provision.

14.15       Facsimile Signatures.  This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.  The original signature copy shall be delivered to the other party by express overnight delivery.  The failure to deliver the original signature copy and/or the non-receipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

14.16       Entire Agreement.  The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings (whether written or oral) among or between any of the parties relating to the subject matter thereof.

14.17       Knowledge.  For purposes of this Agreement, a Person shall be deemed to have “knowledge” of a particular fact or other matter if any Representative of such Person has actual knowledge of such fact or other matter.

14.18       Construction.

(a)           For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first set forth above.

AMERICAN MEDICAL TECHNOLOGIES, INC.,
a Delaware corporation

Signature:	/s/ Roger W. Dartt
Roger W. Dartt
President and Chief Executive Officer

BIOLASE TECHNOLOGY, INC.,
a Delaware corporation

Signature:	/s/ Jeffrey W. Jones
By: Jeffrey W. Jones
Title: President and CEO

BL ACQUISITION CORP.,
a Delaware corporation

Signature:	/s/ Jeffrey W. Jones
By: Jeffrey W. Jones
Title: President and CEO